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                                                                  EXHIBIT 23.2



                             ACCOUNTANTS' CONSENT




The Members
CapStar Winston Company, L.L.C.:

We consent to incorporation by reference in the registration statements of Winston Hotels, Inc. on Form S-3 (File Nos. 333-86457, 33-93516, 333-32713 and
333-60651) and Form S-8 (File Nos. 333-19197, 333-60619 and 333-60079) of our
report dated January 28, 2000, except for note 8 which is as of February 14, 2000, relating to the balance sheets of CapStar Winston Company, L.L.C. as of December 31, 1999 and 1998 and the related statements of operations, members' capital and cash flows for the years ended December 31, 1999 and 1998 and the period from October 15, 1997 (date of inception) through December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Winston Hotels, Inc.



                                                /s/ KPMG LLP





Washington, D.C.
March 17, 2000